Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS FOR FISCAL YEAR

(FIFTY-THREE WEEKS) ENDED MARCH 3, 2007

•                  Earnings per Share of $.72 for Q4; $2.09 for Full Year, Including Q4 Non-Recurring $.07 Charge ($.79 for Q4; $2.15 for Full Year, Excluding Non-Recurring Charge)

•     Quarterly Comparable Store Sales Increase by 5.2%

•     15th Consecutive Year of Record Earnings Since 1992 IPO

UNION, New Jersey, April 11, 2007 — Bed Bath & Beyond Inc. today reported net earnings of $.72 per diluted share, including the previously announced fourth quarter non-recurring charge relating to Internal Revenue Code Section 409A, which resulted in approximately $.07 per diluted share, in the fiscal fourth quarter (fourteen weeks) ended March 3, 2007.  Excluding the non-recurring charge, net earnings were $.79 per diluted share in the fiscal fourth quarter of 2006, an increase of approximately 17.9% from the $.67 per diluted share earned in the fiscal fourth quarter of 2005 (thirteen weeks).  Net sales for the fiscal fourth quarter (fourteen weeks) ended March 3, 2007 were approximately $1.995 billion, an increase of approximately 18.4% from the fiscal fourth quarter (thirteen weeks) of 2005.  Comparable store sales for the fiscal fourth quarter of 2006 increased by approximately 5.2%, on top of an increase of approximately 6.3% in last year’s fiscal fourth quarter.

Net earnings for the fiscal year (fifty-three weeks) ended March 3, 2007 were $2.09 per diluted share, including the non-recurring charge relating to Internal Revenue Code Section 409A of approximately $.07 per diluted share.  Excluding the non-recurring charge, net earnings were $2.15 per diluted share for fiscal 2006, exceeding fiscal 2005 (fifty-two weeks) net earnings of $1.92 per diluted share by approximately 12.0%.  Fiscal 2006 was the 15th consecutive year of record earnings since the Company’s 1992 IPO.  Net sales for fiscal 2006 (fifty-three weeks) were approximately $6.617 billion, an increase of approximately 13.9% from the prior fiscal year (fifty-two weeks).  Comparable store sales for fiscal 2006 increased by approximately 4.9%, on top of an increase of approximately 4.6% in fiscal 2005.  Comparable store sales percentage increases are calculated based on an equivalent number of weeks for each quarter and annual period.

Effective December 20, 2006, the Board of Directors of Bed Bath & Beyond Inc. approved a $1 billion share repurchase program which authorized the Company to purchase shares of its common stock.  The Company intends to fund the program from present and expected future excess cash flows.  Through the end of fiscal 2006 (March 3, 2007), the Company repurchased approximately 7.5 million shares for an aggregate cost of approximately $300 million.

During the fiscal fourth quarter, the Company incurred a previously announced non-recurring charge primarily resulting from payments made to over 1,600 employees, excluding senior management, to protect them from certain potential adverse tax consequences arising pursuant to Internal Revenue Code Section 409A. This non-recurring pre-tax charge in the fiscal fourth quarter of 2006 was approximately $30 million, equivalent to approximately $.07 per diluted share.

As of March 3, 2007, the Company operated a total of 888 stores, including 815 Bed Bath & Beyond stores (20 of which were opened during the fiscal fourth quarter, including the first store in the state of Alaska), in 48 states, the District of Columbia and Puerto Rico.  In addition, as of March 3, 2007, Christmas Tree Shops, Inc. operated 34 stores in 8 states and Harmon Stores, Inc. operated 39 stores in 3 states (one of which was opened during the fiscal fourth quarter).  Consolidated store space as of March 3, 2007 was approximately 27.8 million square feet.

On March 22, 2007, subsequent to the end of fiscal 2006, Bed Bath & Beyond Inc. completed and announced the acquisition of buybuy BABY, a retailer of infant and toddler merchandise.  Since this acquisition occurred after the conclusion of fiscal 2006, it had no effect on Bed Bath & Beyond’s fiscal 2006 results.

Since the beginning of the current fiscal year on March 4, 2007, 1 additional Bed Bath & Beyond store has been opened, and 2 existing stores were relocated.  There are presently 816 Bed Bath & Beyond stores in operation, in 48 states, the District of Columbia and Puerto Rico.  In addition, a new Christmas Tree Shops store was opened in March.

As previously disclosed, the Company continues to cooperate with the informal inquiry of the Securities and Exchange Commission and the inquiry of the United States Attorney’s office for the District of New Jersey regarding the Company’s stock option grant practices.

* * * * * * * *

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a nationwide chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon and buybuy BABY. The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware, health and beauty care items and infant and toddler merchandise. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index. The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: changes in the retailing environment and consumer preferences and spending habits; demographics and other macro- economic factors that may impact the level of spending for the types of merchandise sold by the Company; general economic conditions; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the informal inquiry commenced by the SEC, the possibility that the SEC may not agree with all of the special committee’s findings and recommendations and may require additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, any matters arising out of the inquiry commenced by the US Attorney for the District of New Jersey relating to the Company’s stock option grants, any tax implications relating to the Company’s stock option grants, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin	Ext: 4550
Kenneth C. Frankel	Ext: 4554
Paula J. Marbach	Ext: 4552

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 3,	February 25,	March 3,	February 25,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)
Net sales	$1,994,987	$1,685,279	$6,617,429	$5,809,562
Cost of sales	1,132,005	937,459	3,782,027	3,323,814
Gross profit	862,982	747,820	2,835,402	2,485,748
Selling, general and administrative expenses	553,087	442,903	1,946,001	1,606,577
Operating profit	309,895	304,917	889,401	879,171
Interest income	13,248	11,252	43,478	35,920
Earnings before provision for income taxes	323,143	316,169	932,879	915,091
Provision for income taxes	117,301	118,247	338,635	342,244
Net earnings	$205,842	$197,922	$594,244	$572,847
Net earnings per share—Basic	$0.74	$0.68	$2.12	$1.95
Net earnings per share—Diluted	$0.72	$0.67	$2.09	$1.92

Weighted average shares outstanding—Basic	279,079	289,683	280,199	293,899
Weighted average shares outstanding—Diluted	284,431	294,401	284,956	298,973

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	March 3,	February 25,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$213,381	$247,697
Short term investment securities	774,881	404,113
Merchandise inventories	1,505,800	1,301,720
Other current assets	204,552	118,415

Total current assets	2,698,614	2,071,945

Long term investment securities	102,692	393,862
Property and equipment, net	929,507	738,742
Other assets	228,491	177,591
	$3,959,304	$3,382,140

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$615,156	$534,910
Accrued expenses and other current liabilities	245,267	249,092
Merchandise credit and gift card liabilities	143,737	113,514
Income taxes payable	140,913	92,030

Total current liabilities	1,145,073	989,546

Deferred rent and other liabilities	165,080	130,144

Total liabilities	1,310,153	1,119,690

Total shareholders’ equity	2,649,151	2,262,450

	$3,959,304	$3,382,140

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	March 3,	February 25,
	2007	2006
	(unaudited)
Cash Flows from Operating Activities:

Net earnings	$594,244	$572,847
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	132,955	111,111
Amortization of bond premium	3,532	3,172
Stock-based compensation	52,596	26,439
Excess tax benefit from stock-based compensation	6,691	20,011
Deferred income taxes	(56,191)	(25,874)
Increase in assets:
Merchandise inventories	(204,080)	(149,692)
Trading investment securities	(2,958)	(423)
Other current assets	(38,241)	(23,543)
Other assets	(695)	(307)
Increase (decrease) in liabilities:
Accounts payable	75,883	64,892
Accrued expenses and other current liabilities	9,784	(5,742)
Merchandise credit and gift card liabilities	30,223	26,453
Income taxes payable	(9,459)	10,666
Deferred rent and other liabilities	19,348	30,425

Net cash provided by operating activities	613,632	660,435

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(124,125)	(442,356)
Redemption of held-to-maturity investment securities	309,818	331,565
Purchase of available-for-sale investment securities	(1,443,115)	(1,524,835)
Redemption of available-for-sale investment securities	1,177,250	1,788,450
Capital expenditures	(317,501)	(220,394)

Net cash used in investing activities	(397,673)	(67,570)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	43,393	34,953
Excess tax benefit from stock-based compensation	14,001	2,682
Repurchase of common stock	(301,002)	(598,244)
Payment of deferred purchase price for acquisition	(6,667)	(6,667)

Net cash used in financing activities	(250,275)	(567,276)

Net (decrease) increase in cash and cash equivalents	(34,316)	25,589

Cash and cash equivalents:
Beginning of period	247,697	222,108
End of period	$213,381	$247,697